February 22, 2017

Dear Chuck,

LifeVantage Corporation (the “Company”), is pleased to offer you a position as Chief Operating Officer reporting directly to our President and Chief Executive Officer. We trust that your knowledge, skills and experience will be among our most valuable assets.

•	Salary: Annual gross starting salary of $320,000 paid in installments by direct deposit.

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Performance Bonuses: Subject to approval by the Board of Directors each fiscal year and beginning in FY18, participation in the Employee Bonus Plan at the Executive level with a target bonus of 50% of your annual base pay.

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Equity: Upon approval of the Board of Directors, an equity grant in the amount of 4,000 restricted stock units vesting over two years. After the initial new hire grant, participation annually in the executive equity plan beginning in FY18.

•	Benefits: Executive benefits as described in the attached Key Executive Benefits Agreement.

•	Moving Expenses: The Company will assist you with relocation expenses:

o	Moving costs as outlined in the relocation package with receipts;

o	Closing costs on your home in Idaho and on a new home in Utah; and

o	Temporary living expenses up to 90 days.

To accept this job offer: Sign and date this job offer letter where indicated below.

If you accept this job offer, your hire date will be no later than April 1, 2017, as we would very much like you to be part of our strategic planning effort and participate in our upcoming global convention.

Please be aware that this offer of employment is contingent upon your being able to obtain a waiver for your non-compete, a drug screening and background check. LifeVantage is strongly committed to maintaining a drug-free workplace, and providing a safe and productive work environment for you. To maintain this environment, LifeVantage requires all new employees to pass a drug-screening test as a condition of employment, the results of which remain confidential. Upon your acceptance, please contact me to set up a convenient time for your screening.

Sincerely, Michelle Oborn Vice President Human Resources	Agreed to and accepted this ___ day of February, 2015. Chuck Wach